UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

ALLION HEALTHCARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 November 6, 2007

Dear Stockholder:

On behalf of the board of directors and management of Allion Healthcare, Inc., I cordially invite you to the 2007 Annual Meeting of Stockholders to be held on December 4, 2007, at 8:00 a.m., Eastern Standard Time, at the Hilton Huntington, Executive Room 3, located at 598 Broadhollow Road, Melville, New York 11747. At the Annual Meeting, you will be asked to:

1. Elect six members to the board of directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified;

2. Ratify the appointment of BDO Seidman, LLP as Allion’s independent registered public accounting firm for work performed in 2007 and 2008; and

3. Transact such other business as properly comes before the Annual Meeting.

These and the above matters are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. We have enclosed with this letter a Notice of Annual Meeting of Stockholders, a Proxy Statement, a proxy card and a return envelope. We have also enclosed Allion Healthcare, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Please vote your proxy as directed on the proxy card so that your stock may be voted at this meeting. Whether or not you plan to attend the Annual Meeting, please sign and promptly return your proxy card in the enclosed postage-paid envelope. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy. You may revoke your proxy at any time before it is voted at the Annual Meeting.

The board of directors of Allion recommends that stockholders vote “FOR” election of the board’s nominees for director and “FOR” the ratification of BDO Seidman as Allion’s independent registered public accounting firm.

Sincerely,

Michael P. Moran
Chairman of the Board, President and
Chief Executive Officer

Your Vote is Important

Please execute and return the enclosed proxy promptly,
whether or not you plan to attend the 2007 Annual Meeting of Stockholders.

ALLION HEALTHCARE, INC.
1660 WALT WHITMAN ROAD, SUITE 105
MELVILLE, NEW YORK 11747

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	December 4, 2007
TIME:	8:00 a.m., Eastern Standard Time
PLACE:	Hilton Huntington, Executive Room 3 598 Broadhollow Road, Melville, New York 11747

YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT TO US.

DATE AND TIME:	December 4, 2007, 8:00 a.m., Eastern Standard Time
PLACE:	Hilton Huntington, Executive Room 3 598 Broadhollow Road, Melville, New York 11747
ITEMS OF BUSINESS:
(1) Elect six members to the board of directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified;
(2) Ratify the selection of BDO Seidman, LLP as Allion’s independent registered public accounting firm for work performed in 2007 and 2008; and
(3) Transact such other business that may properly come before the Annual Meeting.

VOTING BY PROXY:
To ensure your representation at the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed pre-addressed envelope. Returning your proxy will not affect your right to revoke the proxy or to attend the Annual Meeting and vote in person.

ADMISSION TO THE MEETING:
You are entitled to attend the Annual Meeting if you were the record holder of shares of Allion Healthcare, Inc. stock as of the close of business on October 30, 2007. The Annual Meeting will begin promptly at 8:00 a.m., Eastern Standard Time, on December 4, 2007.

BY ORDER OF THE BOARD OF DIRECTORS
Stephen A. Maggio
Secretary, Treasurer and Interim Chief Financial Officer

Melville, New York
November 6, 2007

ALLION HEALTHCARE, INC.
1660 WALT WHITMAN ROAD, SUITE 105
MELVILLE, NEW YORK 11747

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 4, 2007

We are providing these proxy materials to you in connection with the solicitation of proxies by the board of directors of Allion Healthcare, Inc. for the 2007 Annual Meeting of Stockholders, which we refer to as the Annual Meeting, and for any adjournment or postponement of the Annual Meeting. This Proxy Statement provides information that you should read before you vote on the proposals that will be presented to you at the Annual Meeting. The Annual Meeting will be held on December 4, 2007 at the Hilton Huntington, Executive Room 3, located at 598 Broadhollow Road, Melville, New York 11747, at 8:00 a.m., Eastern Standard Time. In this Proxy Statement, we refer to Allion Healthcare, Inc. as “Allion,” the “Company,” “we” or “us.”

This Proxy Statement and a proxy card are first being mailed on or about November 8, 2007 to people who, according to our records, owned shares of Allion common stock as of the close of business on October 30, 2007. With this Proxy Statement, we are mailing a copy of Allion’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

At the Annual Meeting, you will be asked to vote on the following proposals:

1.	To elect six directors, each for a one-year term;

2.	To ratify the appointment of BDO Seidman, LLP, or BDO Seidman, by the board of directors as Allion’s independent registered public accounting firm for work performed in 2007 and 2008; and

3.	To transact such other business as may properly come before the Annual Meeting.

The board of directors recommends that the stockholders vote “FOR” the election of each of the nominees for director, and “FOR” ratification of BDO Seidman as Allion’s independent registered public accounting firm.

INFORMATION ABOUT THE 2007 ANNUAL MEETING AND VOTING

The Annual Meeting

The Annual Meeting will be held on December 4, 2007 at the Hilton Huntington, Executive Room 3, located at 598 Broadhollow Road, Melville, New York 11747, at 8:00 a.m., Eastern Standard Time. At the Annual Meeting, our stockholders will be asked to:

1.	Elect six members to the board of directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified;

2.	Ratify the selection of BDO Seidman as Allion’s independent registered public accounting firm; and

3.	Transact any other business that may properly come before the Annual Meeting.

The board of directors recommends that the stockholders vote “FOR” the election of each of the nominees for director, and “FOR” ratification of BDO Seidman as Allion’s independent registered public accounting firm.

This Proxy Solicitation

A proxy is your legal designation of another person, referred to as a proxy, to vote your shares of stock. The written document providing notice of the Annual Meeting and describing the matters to be considered and voted on is called a Proxy Statement. The document used to designate a proxy to vote your shares of stock is called a proxy card. The Allion board of directors has designated two of our officers, Michael P. Moran and Stephen A. Maggio, as proxies for the Annual Meeting.

We are sending you this Proxy Statement because you are a record holder of shares of Allion common stock. This Proxy Statement describes matters on which we would like you to vote at the Annual Meeting and is intended to assist you in deciding how to vote your shares.

At the close of business on October 30, 2007, which we refer to in this proxy statement as the record date, there were 16,203,666 shares of Allion common stock outstanding. Only holders of record of shares of Allion common stock on the close of business on the record date will be entitled to vote at the Annual Meeting. Each share issued and outstanding on the record date will be entitled to one vote on each of the proposals presented at the Annual Meeting.

If your shares are held by a bank or brokerage firm, you are considered the beneficial owner of shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) forwarded these proxy materials, along with a voting instruction card, to you.

Allion is paying the cost of soliciting these proxies. Allion’s directors, officers and employees may request proxies in person or by telephone, mail, facsimile or otherwise, but they will not receive additional compensation for their services. Allion will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding these proxy materials to the beneficial owners of our shares.

Quorum Required

A quorum must be present at the Annual Meeting for any business to be conducted. Our Fourth Amended and Restated Bylaws defines a quorum as the presence, in person or by proxy, of holders of record of a majority of the issued and outstanding shares of our common stock entitled to vote on the matters to be presented at the Annual Meeting. If a quorum is not present, a vote cannot occur, and a majority in interest of the stockholders entitled to vote at the meeting, present in person or by proxy, may adjourn the meeting until a quorum is present or represented. The time and place of the Annual Meeting will be announced at the time the adjournment is taken, and no other notice will be given. Proxy cards received by us but marked “WITHHOLD” or “ABSTAIN” and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

Voting Your Shares

Voting in Person. You may vote your shares at the Annual Meeting either in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. Ballots for voting in person will be available at the Annual Meeting. If you are the beneficial owner of shares held by a bank or a brokerage firm, you are invited to attend the Annual Meeting; however, please bring to the Annual Meeting your bank or brokerage statement evidencing your beneficial ownership of Allion stock and a form of photo identification. If you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a power of attorney or proxy form from the record holder of your shares.

Voting By Proxy. If you are a registered stockholder, meaning that you hold your shares in certificate form or through an account with our transfer agent, Continental Stock Transfer & Trust Company, and you wish to vote prior to the Annual Meeting, you may vote by proxy. To vote by proxy, you must complete and return the enclosed proxy card in time to be received by us prior to the Annual Meeting, or you may deliver your proxy card in person at the Annual Meeting. If a proxy card is properly executed, returned to us and not revoked, the shares represented by the proxy shall be voted in accordance with the instructions set forth on the proxy card. If a proxy card is signed but no instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted “FOR” the election of the six nominees for director and “FOR” the proposal to ratify the selection of BDO Seidman as Allion’s independent registered public accounting firm for work performed in 2007 and 2008. We know of no other business that will be presented at the Annual Meeting; however, if any other matter properly comes before the stockholders for vote at the Annual Meeting, your shares will be voted in accordance with the best judgment of the proxies. If you do not return your proxy card and do not attend the meeting, and the shares are registered in your name, your shares will not be voted. The failure to return a proxy card or vote in person will not affect the outcome of the proposals presented at the Annual Meeting.

Broker Voting. If your shares are held in street name, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares. As the beneficial owner of the shares, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to discretionary items, including the election of directors and the ratification of BDO Seidman, but it will not be permitted to vote your shares with respect to non-discretionary items. In the case of a non-discretionary item, your shares will be considered “broker non-votes” on that proposal. There are no non-discretionary proposals contained in this proxy for vote at the Annual Meeting. However, if a non-discretionary proposal properly comes before the Annual Meeting, broker non-votes will not affect the outcome of the proposal.

Abstentions. Shares represented by proxies that are marked “ABSTAIN” for a particular proposal will not affect the outcome of the proposal.

Votes Required

The election of directors requires the affirmative vote of a plurality of shares present and entitled to vote. As a result, in the election of directors, the six nominees for director who receive the most “FOR” votes will be elected. You may vote “FOR” all of the director nominees, “WITHHOLD AUTHORITY” to vote for all of the nominees or “WITHHOLD AUTHORITY” to vote for any individual nominee but vote for all other nominees. Shares that are withheld from voting as to any nominee will not affect the outcome. If you are a registered stockholder and you return a properly executed proxy card but do not provide instructions with respect to the election of director nominees, your shares will be voted “FOR” the six nominees recommended by Allion’s board of directors. If you hold your shares in street name, your failure to indicate voting instructions to your broker will not affect the outcome, as the election of directors is a discretionary matter.

The ratification of the appointment of BDO Seidman as Allion’s independent registered public accounting firm for work performed in 2007 and 2008 requires the approval of a majority of the votes cast. If you are a registered stockholder and you return a properly executed proxy card but do not provide instructions, your shares will be voted “FOR” the proposal to ratify the appointment of BDO Seidman. If you indicate “ABSTAIN” on your proxy card or you hold your shares in street name, your failure to indicate voting instructions will not affect the outcome.

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before it is voted at the Annual Meeting. You may revoke your proxy in one of three ways:

1.
You may notify the Secretary of Allion in writing that you wish to revoke your proxy. Please contact: Allion Healthcare, Inc., 1660 Walt Whitman Road, Suite 105, Melville, New York 11747, Attention: Stephen A. Maggio, Secretary. We must receive your notice before the time of the Annual Meeting.

2.	You may submit a properly executed proxy dated later than your original proxy. We must receive your later-dated proxy before the time of the Annual Meeting.

3.	You may attend the Annual Meeting and vote in person. Merely attending the Annual Meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the proxy.

Adjournments and Postponements

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Additional Information

Together with this Proxy Statement, we are mailing our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, to all stockholders entitled to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and does not constitute a part of the proxy solicitation material.

Information Related to Forward Looking Statements

This Proxy Statement and our 2006 Annual Report on Form 10-K contain forward-looking statements. All statements that are not purely historical are forward looking statements and can be identified with words such as “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “intend,” “project,” “goal,” “may,” “should,” “will,” and “continue.”

  These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and other factors concerning our business operations, financial conditions and financial results, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. All forward-looking statements included or incorporated by reference in this Proxy Statement are based on information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statements to reflect subsequent events or circumstances. You are cautioned not to place undue reliance on such statements. You also should consult the cautionary statements and risk factors listed from time to time in the other reports we file with the Securities and Exchange Commission, such as our 2006 Annual Report on Form 10-K that was mailed together with this Proxy Statement. These statements discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with the recommendation of the nominating and corporate governance committee, the board of directors nominates the following individuals for election to the board of directors of Allion:

Michael P. Moran
Gary P. Carpenter
Russell J. Fichera
John Pappajohn
Derace Schaffer, M.D.
Harvey Z. Werblowsky

Directors are elected by a plurality of the shares, present in person or by proxy, and entitled to vote. If elected, each director will serve for a one-year term, until the next annual meeting of stockholders and until his replacement is elected and qualified, unless he resigns or is removed before his term expires. The six nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event that any of the nominees is unable to serve or for good cause will not serve as a director at the time of the Annual Meeting, the persons named as the proxies may vote for any substitute nominee as the proxy holder may determine. Alternatively, the board of directors may decide to reduce the number of directors to eliminate the vacancy. Unless the proxy card is marked to withhold voting authority to vote or to vote for one or more alternate candidates, the proxies will vote the shares represented by validly executed proxy cards received by them “FOR” each of the nominees named above. Shares may not be voted cumulatively, and proxies cannot be voted for a greater number of persons than the number of nominees recommended by the board of directors. Votes withheld will not affect the outcome of the election.

To the knowledge of Allion, no arrangement or understanding exists between any of the six nominees and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee of Allion. None of the nominees has any family relationship to any other nominee or to any executive officer of Allion.

The board of directors unanimously recommends that our stockholders vote “FOR” each of the nominees named above.

DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the names and ages of Allion’s executive officers and directors as of October 30, 2007.

Name	Age	Position
Michael P. Moran	46	Chairman, President and Chief Executive Officer
John Pappajohn	78	Director
Derace Schaffer, M.D (1)(2)(3)	59	Director
Harvey Z. Werblowsky, Esq. (2)(3)	59	Director
Russell J. Fichera (1)	54	Director
Gary P. Carpenter (1)(3)	50	Director
Stephen A. Maggio	58	Secretary, Treasurer & Interim Chief Financial Officer
Robert E. Fleckenstein, R.Ph.	53	Vice President, Pharmacy Operations
Anthony D. Luna	38	Vice President, HIV Sales and Oris Health, Inc.

(1) Member of the Audit Committee
(2) Member of the Nominating and Corporate Governance Committee
(3) Member of Compensation Committee

Michael P. Moran has served as our Chairman, Chief Executive officer and President and as a member of our Board of Directors since 1997. From 1996 to 1997, Mr. Moran was a Regional Vice President at Coram Healthcare, Inc. From 1990 to 1996, Mr. Moran was a Regional Vice President for Chartwell Home Therapies, Inc. Prior to 1990, Mr. Moran held various sales and management positions at Critical Care America, Inc. Mr. Moran received a B.A. in Management from Assumption College.

Gary P. Carpenter, CPA has served as one of our directors since December 2006. He has been a partner in charge of Healthcare Services at Holtz Rubenstein Reminick, LLP (“Holtz”) since 1998. Prior to joining Holtz, Mr. Carpenter founded his own healthcare consulting firm. He was also Vice President of Finance at a national healthcare corporation and has worked with healthcare companies in a variety of areas, including corporate organizational issues, profit maximization and representation before Medicare and Medicaid government representatives on various reimbursement issues. Mr. Carpenter has experience in mergers and acquisitions in the healthcare industry and has worked with a number of hospitals on their expansion plans into the home healthcare industry. Mr. Carpenter is a member of the New York State Society of CPAs. He is also a member of the Healthcare Financial Management Association where he is the chairman of the Continuing Care Committee. Mr. Carpenter serves on the Advisory Board for the Long Island chapter of the Multiple Sclerosis Society and is a Trustee of the Environmental Center of Smithtown. He also serves on the Pastoral Council of St. Patrick Church. Mr. Carpenter has previously served as a member of the Board of St. Patrick School and as an Associate Trustee of North Shore University Hospital. Mr. Carpenter earned his B.B.A. in Accounting from Adelphi University.

Russell J. Fichera has served as one of our directors since May 2006 and has served as the chairperson of the Audit Committee since August 2006. Mr. Fichera began his professional career with the public accounting firm of Arthur Andersen & Co and has over 20 years of experience in healthcare. Since 2003, he has served as Chief Financial Officer of EnduraCare Therapy Management, a national provider of contract rehabilitation services to skilled nursing facilities and hospitals.  From 2001 to 2003, he served as Chief Financial Officer of Advanced Care Solutions, Inc., a start-up healthcare services business with an innovative outsourcing solution for ICU and ER nurse staffing.  From 1999 to 2001, he served as the Chief Financial Officer of American Pharmaceutical Services, a national provider of institutional pharmacy services. From 1997 to 1999, he served as Chief Financial Officer of Prism Health Group, a privately held therapy program management firm. Mr. Fichera is a certified public accountant and a member of the Massachusetts Society of Certified Public Accountants and the American Institute of CPAs. Mr. Fichera received his B.S. in Accounting from Bentley College.

John Pappajohn has served as one of our directors since 1996. Since 1969, Mr. Pappajohn has served as the President and principal stockholder of Equity Dynamics, Inc., a financial consulting firm, and the sole owner of Pappajohn Capital Resources, a venture capital firm. Mr. Pappajohn has served on the boards of directors of over 40 public companies and currently serves as a director of the following public companies: PharmAthene, Inc., MC Informatics, Inc., ConMed Healthcare Management, Inc., American CareSource Holdings, Inc. and CareGuide, Inc. (f/k/a Patient Infosystems, Inc.). Mr. Pappajohn has been an active private equity investor in healthcare companies for more than 30 years. Mr. Pappajohn has also been a founder in several public healthcare companies including Caremark Rx, Inc., Quantum Health Resources and Radiologix, Inc. Mr. Pappajohn received his B.S.C. in Business from the University of Iowa.

Derace Schaffer, M.D. has served as one of our directors since 1996. Dr. Schaffer is the founder and Chief Executive Officer of The Lan Group, a venture capital firm specializing in healthcare and high technology investments. Dr. Schaffer currently serves as a director of the following public companies: PharmAthene, Inc., American CareSource Holdings, Inc. and CareGuide, Inc. (f/k/a Patient Infosystems, Inc.). He also served as chairman of several healthcare companies including Radiologix, Inc. and Patient Infosystems, Inc. when those companies were private. From 1980 to 2001, Dr. Schaffer was Chief Executive Officer and Chairman of the Board of Imaging Group, P.C. Dr. Schaffer received his postgraduate radiology training at Harvard Medical School and Massachusetts General Hospital, where he served as Chief Resident. Dr. Schaffer is currently also a Clinical Professor of Radiology at Weill Cornell Medical School and a member of Alpha Omega Alpha, the national medical honor society.

Harvey Z. Werblowsky, Esq. has served as one of our directors since 2004. Since December 2003, he has been Counsel of Kushner Companies, a real estate organization. From December 1990 until December 2003, Mr. Werblowsky was a partner at the law firm of McDermott Will & Emery LLP. Mr. Werblowsky received a B.A. from Yeshiva University and a J.D. from New York University School of Law.

Robert E. Fleckenstein, R.Ph. has served as our Vice President, Pharmacy Operations since December 2003. Mr. Fleckenstein has held positions in pharmacy management for 20 years, with over 10 of those years in specialty pharmacy. In 2003, he served as Account Manager for US Oncology, Inc. From 2000 to 2002, Mr. Fleckenstein served as Vice President of Operations for CVS ProCare at its Pittsburgh distribution center. From 1997 to 2000, he served as Director of Pharmacy Services for Stadtlanders Drug Company. Prior to 1997, Mr. Fleckenstein held various management level positions in specialty and hospital pharmacy companies. Mr. Fleckenstein received his B.S. in Pharmacy from the University of Pittsburgh and his MBA from the Katz Graduate School of Business at the University of Pittsburgh.

Anthony D. Luna has served as our Vice President, Oris Health, Inc. since March 2006 and our Vice President, HIV Sales since January 2007. From November 2004 to March 2006, Mr. Luna was the Director of Sales, Western Region with our Company. Mr. Luna has held positions in the healthcare industry for more than 16 years, with over 12 of those years in specialty pharmacy. From 1996 until 2004, Mr. Luna served in roles of increasing responsibility, including Vice President of Sales and Marketing and Vice President of Corporate Programs for Modern Healthcare, Inc., a specialty pharmacy. Prior to 1996, Mr. Luna held various positions in patient advocacy and community outreach for various specialty pharmacy and other healthcare companies. Mr. Luna received his master’s degree in Psychology from Pepperdine University and his B.S. in Psychology from California State University Long Beach.

Stephen A. Maggio has served as our Secretary, Treasurer, and Interim Chief Financial Officer since July 2007 and our Director of Finance since January 2005. Mr. Maggio served as a consultant to the Company from November 2004 to January 2005.  From 2003 to November 2004, Mr. Maggio owned and operated a franchise business.  Prior to that, Mr. Maggio served as Vice President, Chief Financial Officer for Dunhill Staffing Systems, Inc. from 2002 to 2003. Mr. Maggio received his B.S. in Accounting from Fordham University. He is a certified public accountant and a member of the New York Society of CPAs and the American Institute of CPAs.

Board of Directors and Board Committees

Our Fourth Amended and Restated Bylaws provide that the board of directors has the authority to set the number of directors that constitutes the board of directors from time to time. Currently, our board of directors consists of six directors. Each director serves for a one-year term until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

The board of directors has determined that the following directors are “independent” as such term is defined by the NASDAQ Marketplace Rules, or the NASDAQ rules: Harvey Z. Werblowsky, Dr. Derace Schaffer, Russell J. Fichera and Gary P. Carpenter, which encompasses a majority of the board of directors. Michael P. Moran is not “independent” under the NASDAQ rules because he is an executive officer of Allion. The board of directors has determined that John Pappajohn is not an independent director, under the NASDAQ rules or the Securities Exchange Act of 1934, or the Exchange Act, due, among other things, to the warrants and other compensation that he has received from Allion and the size of his holdings in Allion.

The board of directors held a total of 13 meetings during the fiscal year ended December 31, 2006. Each of the directors attended at least 90% of the aggregate of all applicable board and committee meetings in fiscal 2006. All of our directors attended the 2006 Annual Meeting of Stockholders either by phone or in person. While we do not require our board members to attend the annual meeting of stockholders, such attendance is expected pursuant to Company policy.

The standing committees of the board of directors include an audit committee, a compensation committee and a nominating and corporate governance committee.

The audit committee, the compensation committee and the nominating and corporate governance committee each has adopted a written charter that further describes its function and responsibilities. You may obtain copies of these charters by going to the “Investor Relations” section of our website located at www.allionhealthcare.com.

Audit Committee.    Our board of directors has a separately-designated standing audit committee. The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal controls and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent accountants and determines whether they are independent of management. The audit committee currently consists of Messrs. Fichera and Carpenter and Dr. Schaffer, each of whom qualifies as independent for audit committee membership as defined in the NASDAQ rules and in accordance with Exchange Act Rule 10A-3. Mr. Fichera serves as the chairperson of our audit committee, and our board of directors has determined that he meets the definition of an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K. The audit committee met seven times during the fiscal year ended December 31, 2006.

Compensation Committee.    The compensation committee determines our general compensation policies and the compensation provided to our directors and officers. The compensation committee also reviews and determines bonuses for our executive officers. In addition, the compensation committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers our stock option plans. The current members of the compensation committee are Messrs. Werblowsky and Carpenter and Dr. Schaffer, each of whom is an independent director as defined in the NASDAQ rules. Mr. Werblowsky serves as the chairperson of our compensation committee. The compensation committee met once during the fiscal year ended December 31, 2006.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee is responsible for reporting and making recommendations to the board of directors concerning corporate governance matters. The current members of the nominating and corporate governance committee are Dr. Schaffer and Mr. Werblowsky, each of whom is independent as defined in the NASDAQ rules. Dr. Schaffer serves as the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee met once during the fiscal year ended December 31, 2006.

The nominating and corporate governance committee of the board of directors unanimously recommended the nominees for election to the board of directors at the 2007 Annual Meeting of Stockholders. The nominating and corporate governance committee works with the board of directors on an annual basis to establish criteria for selecting new directors, to identify individuals qualified to become board members, to screen and recommend to the board of directors’ nominees for election, and to evaluate the performance of incumbent directors in determining whether to nominate them for reelection at the next annual meeting of stockholders. The nominating and corporate governance committee will consider nominees recommended by Allion’s stockholders, third-party search firms, outside counsel or other experts to identify potential new director candidates.

In evaluating a potential director candidate, the nominating and corporate governance committee considers, among other factors, the candidate’s high-level leadership experience in business or administrative activities, breadth of knowledge about issues affecting Allion and the healthcare, pharmaceutical and disease management industries, and ability and willingness to contribute special competencies to board activities. In addition to these criteria, the nominating and corporate governance committee evaluates directoral candidates based on their personal attributes including integrity; loyalty to Allion and dedication to Allion’s success and welfare; sound and independent business judgment; awareness of the role of a director in Allion’s corporate citizenship and image; time available for meetings and consultation on corporate matters; wide contacts with business and political leaders and willingness to assume a broad, fiduciary responsibility on behalf of Allion’s stockholders for the management of the business. The nominating and corporate governance committee evaluates candidates on the basis of their qualifications, experience, skills and ability and without regard to gender, race, color, national origin or other protective status.

Once possible candidates are identified, the nominating and corporate governance committee will discuss its recommendations with the board of directors. If the candidate is approved by the board, the recommended candidate will be nominated for election, subject to a vote by stockholders at the annual meeting. If there is a vacancy on the board of directors or a newly created directorship, a candidate may be appointed as a director by a majority of the directors then serving on the board of directors, and the director so chosen would hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

Allion’s stockholders may submit candidates for consideration as director nominees by following the procedures outlined in the section entitled “Stockholder Proposals” in this Proxy Statement. Candidates proposed by stockholders in accordance with the required procedures outlined in that section are reviewed using the same criteria as candidates initially proposed by the nominating and corporate governance committee.

Corporate Governance

We have adopted a Code of Ethics that applies to all of our directors, officers and employees including our principal executive officer and our principal financial and accounting officer. Our Code of Ethics has been filed with the Securities and Exchange Commission, or the SEC, and is also available on our website located at www.allionhealthcare.com. Waivers of this Code of Ethics may be made only upon written request submitted to and approved by Allion’s board of directors. Changes in or waivers of the Code of Ethics that apply to our principal executive officer and our principal financial and accounting officer will be promptly disclosed on our website.

Stockholders can access Allion’s corporate governance information, including the Code of Ethics and the charters of the audit committee, compensation committee, and nominating and corporate governance committee at our website, www.allionhealthcare.com. The content of our website is not incorporated by reference into, or considered a part of, these proxy solicitation materials.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, Harvey Werblowsky, John Colloton and Derace Schaffer, M.D. served on the compensation committee. No member of our compensation committee was, during fiscal 2006, or formerly, an officer or employee of ours or any of our subsidiaries. None of our executive officer serves as a director or member of the compensation committee of any other entity that has one or more executive officers serving as one of our directors or a member of our compensation committee.

Communicating With the Board of Directors

In order to communicate with the board of directors as a whole, with non-management directors or with specified individual directors, correspondence may be directed to Stephen A. Maggio, Secretary, Allion Healthcare, Inc., at 1660 Walt Whitman Road, Suite 105, Melville, New York 11747.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee, or for purposes of this analysis, the Committee, of the board of directors is responsible for determining the Company’s executive compensation policies, developing compensation incentive plans and programs, reviewing and approving the compensation of the Company’s chief executive officer and making grants of stock options.

Philosophy. The compensation philosophy of Allion is to maintain competitive compensation levels in order to attract, retain and reward executives who bring valuable experience and skills to the Company. We also seek to motivate our executives to achieve our overall business objectives, reward superior performance and align the interests of our executives with our stockholders. The Committee is composed of Harvey Z. Werblowsky, Derace Schaffer, M.D. and Gary Carpenter, with Mr. Werblowsky serving as the Committee chairperson. Working with the Company, the Committee develops and implements compensation arrangements for the Company’s executive officers.

Objectives of our Compensation Program. The primary objective of our compensation program, including our executive compensation program, is to attract and retain qualified, energetic employees who are enthusiastic about the Company’s mission in servicing the HIV/AIDS community. We provide for discretionary bonuses in order to reward an executive officer’s performance in furthering this mission as well as the overall performance of the company. We also seek to closely align our executive officers’ interests with those of our stockholders by making stock option incentives an element of our compensation. Finally, we endeavor to ensure that our compensation program is perceived as fundamentally fair to all stockholders by evaluating compensation in light of individual and company performance.

Role of Executive Officers in Compensation Decisions. After considering management’s recommendations, the Committee makes all compensation decisions for the executive officers and approves equity awards to all executives and employees. The Committee reviews the performance of the CEO and determines his compensation by assessing his individual performance and his contribution to the growth and financial performance of the Company, taking into account his previous compensation arrangements.

Decisions regarding the non-equity compensation to other members of the management team, other than executive officers, are made by the Chief Executive Officer, or CEO, and the Chief Financial Officer.

The CEO reviews the performance of each executive officer other than himself, each of whom reports directly to him. Specifically, the CEO reviews each executive officer’s contributions to our growth and financial performance through the achievement of company and individual objectives. The conclusions and recommendations reached from these reviews, including salary adjustments, bonus amounts, and equity awards, are presented to the Committee for review and approval. The Committee has sole discretion to modify any recommended adjustments or awards.

Setting Executive Compensation. In assessing an executive officer’s contribution to the Company, the Committee considers numerous factors such as the executive’s role in driving our growth and financial performance, which is reflected in such financial measures as revenue and earnings per share. The Committee also considers an executive’s responsibilities in fulfilling strategic initiatives such as raising capital, completing acquisitions, sales initiatives and reimbursement programs. Our compensation plan is also designed to reward teamwork and contribution to the Company.

Elements of compensation for our executives include salary, bonus, stock option awards, health, disability and life insurance, and perquisites. With respect to most compensation matters, including executive compensation, our management provides recommendations to the Committee; however, the Committee does not delegate any of its functions to consultants or others in setting compensation. We do not currently engage any consultant related to executive or director compensation matters.

The Committee has not used stock performance in the determination of cash compensation. The Committee believes that the stock option awards provided to our executives provide appropriate incentives. The Company does not have a formula for allocating between cash and non-cash compensation.

Elements of 2006 Executive Compensation Plan

There are three primary components of executive compensation for the Company’s executive officers: base salary, bonus and stock option awards. Our named executive officers also receive health, disability and life insurance benefits similar to all employees and certain limited perquisites. While the elements of compensation are considered separately, the Committee takes into account the total compensation package afforded by the Company to the individual executive. For example, each executive’s initial offer of employment included base salary and stock options, where the value of the total compensation being offered was considered in the offer.

Base Salary. Base salaries for the Company’s executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual in light of the Company’s compensation philosophy described above. No specific formula is applied in setting an executive officer’s base salary, either with respect to the total amount of base salary or the relative value of base salary to the executive officer’s total compensation package. Salaries paid to executive officers (including the CEO) are reviewed annually by the Committee and are determined based on an assessment of the nature of the position; the individual’s contribution to the Company’s corporate goals; experience and tenure; growth in the Company’s size and complexity; and changes in the executive’s responsibilities. The Committee approves all changes to executive officers’ salaries.

In March 2006, Mr. Luna received a base salary increase of $60,000 in connection with his promotion from Vice President of Sales, Western Region to Vice President, Oris Health, Inc. His increased base salary of $175,000 was consistent with the salary paid to the previous executive who served in this role. The amount of the increase is also reflective of the fact that Mr. Luna would no longer receive sales commissions in addition to his base salary for his sales efforts. Instead, he is now eligible to participate in the discretionary bonus program described below.

In October 2006, Mr. Spencer and Mr. Moran received base salary increases of $90,000 and $100,000, respectively, which were implemented at the same time we finalized their employment agreements.  In determining the value of Mr. Spencer’s and Mr. Moran’s salary increases, the Committee reviewed the increased responsibilities assumed by Mr. Spencer and Mr. Moran, their individual performance and contributions to the Company’s growth, as well as the salaries of executive officers employed by comparable companies. The employment agreements and salary increases were approved to take into account the fact that their responsibilities as the primary officers of a public company had increased significantly over the past two years, but that their compensation levels had not similarly increased.  The board of directors also felt that it was important to better secure the services of Mr. Moran and Mr. Spencer because of their Company and industry knowledge and their importance to the continued operations of the Company. In addition, the Committee desired to include non-competition covenants in the agreements. The salary increases were intended, in part, to compensate these executives for agreeing to such noncompete agreements.  The Committee determined these increases to be reasonable and competitive for the size and location of our operations by reviewing the compensation of public companies comparable in size and geographic footprint. The Committee did not conduct a formal peer group review and did not target specific salary levels, but rather reviewed the public filings of Option Care, Inc., BioScrip, Inc., Apria Healthcare Group Inc. and Lincare Holdings, Inc., whose compensation programs they believed reflect common industry practices of companies similar in size and geographic location.

Mr. Fleckenstein and Ms. Salthouse did not receive salary increases in fiscal 2006.

Bonus. We do not have a formal bonus program. Instead, the Committee, in its discretion, may award bonuses to executive officers. Bonuses, if any, are determined based upon a subjective assessment of an executive officer’s performance, as well as the overall performance of the Company, at the close of the fiscal year. We do not have pre-established corporate or individual performance goals. The Committee also may award bonuses for an executive officer’s strategic transactions (such as acquisitions or partnerships), financing transactions or other significant contributions that benefit the Company. According to their employment agreements, Messrs. Moran and Spencer may receive discretionary bonus amounts of up to 40% of their then-effective base salary. Unlike in prior years, in fiscal 2006 we did not award discretionary bonuses for our named executive officers, except for Mr. Fleckenstein. This was because the Committee decided to provide for significant option awards as described below, rather than cash awards. Mr. Fleckenstein’s 2006 bonus was intended to reward his performance in integrating acquisitions in California.

Stock Options. Stock options are designed to align the interests of executives with those of the Company’s stockholders. The vesting requirement of stock options also provides a strong retentive element, while keeping management focused on creating stockholder value. At this time, stock options are the only form of equity that the Company has granted to executive officers. Stock option grants may be made to executive officers: (i) upon initial employment, (ii) upon promotion to a new, higher position that entails increased responsibilities and accountability, (iii) for recognition of superior performance, or (iv) as a long-term incentive for continued service with the Company. Determinations as to the number of options granted to our executives were based on an overall pool of options to be made available to all employees and were generally allocated to employees based on compensation, performance and classification within the organization. The overall pool of options was determined by calculating the total number of shares available for grant under our Amended 1998 Stock Option Plan and our Amended and Restated 2002 Stock Incentive Plan. Based on the available shares, management submitted a recommendation to the Committee for consideration in granting options awards to the majority of the employees. Emphasis was placed on granting more equity to the more senior executives based on their classification within the organization, and, as a result, Executive-level employees were granted 50,000 options and Vice President-level employees were granted 25,000 options. Senior level executives received a higher number of shares in recognition of their increased responsibilities and strategic role in furthering our growth and operations.

The majority of the options granted to employees by the Committee vest at a rate of 20% to 25% per year for the first four or five years of the ten-year option term. Vesting rights cease upon termination of employment and exercise rights cease 90 days after termination of employment, except that in the case of death, disability or retirement the board of directors may, in its sole discretion, approve a request to extend the exercise rights through the expiration date of the option. Options are awarded at the closing price of the Company’s common stock as reported by NASDAQ on the date of grant. While we do not have a grant policy, historically we have not timed the grant of equity awards to coincide with, precede or follow the release of material non-public information. Prior to the exercise of options, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights.

Retirement Benefits

Our 401(k) savings plan is a tax-qualified retirement savings plan pursuant to which all employees, including named executive officers, are able to contribute up to the annual limits prescribed by the Internal Revenue Service, or the IRS, on a before-tax basis. We do not currently provide for matching contributions.

Perquisites and Other Personal Benefits

While we limit the perquisites that we make available to our executive officers, our executives are entitled to few benefits that are not otherwise available to all of our employees. In this regard, it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits to our executives or employees.

We provided the following perquisites to one or more of our named executive officers in fiscal 2006:

•
Monthly automobile allowances ranging from $600-$800 per month. Mr. Luna and Ms. Salthouse received $600 per month, and beginning October 2006, Mr. Moran and Mr. Spencer each received $800 per month. Mr. Fleckenstein does not receive an automobile allowance.

•
100% of health premiums for the base plans we offer to employees, except that Mr. Spencer, our former Chief Financial Officer, is self-insured and we reimbursed his out-of-pocket premiums paid in lieu of his participation in Allion’s health plan. The annual cost of Mr. Spencer’s health coverage has generally been less than the amount we pay for other employees under our health plan.

•
We reimbursed Mr. Spencer for commuting expenses from his home in Maryland to our offices as part of his employment agreement. Additionally we paid any gross-up of taxes due as a result of commuting expenses that are deemed to be income by the IRS for tax purposes.

We provided no other perquisites or benefits to any of our named executive officers in the fiscal year ended December 31, 2006.

Attributed costs of the personal benefits described above for our named executive officers apply to the fiscal year ended December 31, 2006 and are included in the “All Other Compensation” column of the “Summary Compensation” table.

The Company has entered into employment agreements, which include severance provisions for a change of control, with our Chief Executive Officer and Chief Financial Officer. The change of control severance provisions are designed to promote stability and continuity of senior management by focusing their attention on our growth and development. Information regarding applicable payments under the employment agreements for these officers is provided below under the heading “Potential Payments Upon Termination or a Change in Control”.  There currently are no employment agreements in place for our other named executive officers.

DIRECTOR AND EXECUTIVE COMPENSATION

Summary Compensation

The following tables set forth all plan and non-plan compensation earned by our named executive officers for the fiscal year ended December 31, 2006. The columns for Stock Awards, Non-Equity Incentive Plan Compensation and Change in Pension Value and Non-Qualified Deferred Compensation Earnings have been excluded because none of these compensation elements were earned or provided to any of our named executive officers in fiscal 2006.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Michael P. Moran Chairman, Chief Executive Officer and President	2006	273,077	—	21,808	2,400	297,285
James G. Spencer Chief Financial Officer, Secretary and Treasurer	2006	220,769	—	48,619	69,462 (3)	338,850
Robert E. Fleckenstein, R.Ph. Vice President, Pharmacy Operations	2006	130,000	35,000	25,657	—	190,657
Anthony D. Luna (4) Vice President, HIV Sales and Oris Health, Inc.	2006	162,308	—	21,053	7,200	190,561
MikeLynn Salthouse (5) Former, Vice President, Oris Sales	2006	59,462	—	—	1,200	60,662

(1)
Figures shown in the salary column of this table reflect the amount earned by our named executive officers during fiscal 2006, not such officers’ rate of pay for the indicated fiscal year. Rates may be higher than the amounts shown due to mid-year salary adjustments.

(2)
Reflects the amount recognized by the Company as an expense in fiscal 2006 for financial accounting purposes for all outstanding options and includes costs recognized from options granted in prior fiscal years, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair value of these awards and the amounts expensed in fiscal 2006 were determined in accordance with SFAS 123R. Please refer to Note 2 in our Form 10-K filed with the SEC on March 16, 2007, for a summary of the assumptions used in the Black-Scholes model to calculate the fair value of the option awards.

(3)
Reflects (i) the incremental cost to the Company of $38,132 for reimbursement of Mr. Spencer’s commuting expenses; (ii) taxes and gross-up payments of $26,550 for taxable earnings for the reimbursement of the commuting expenses, and (iii) the cost of reimbursement of annual health insurance premiums and an automobile allowance that went into effect beginning October 2006, each of which is less than $10,000. The incremental cost to the Company of the commuting expense was determined by the actual expenses submitted for reimbursement by Mr. Spencer and the taxes paid.

(4)
Mr. Luna joined the Company in November 2004 as the Director of Sales, Western Region and was promoted to Vice President, Oris Health, Inc. in March 2006. The board of directors elected him to serve as an officer of the Company in March 2007.

(5)	Ms. Salthouse resigned her position with the Company effective as of July 31, 2006.

Grants of Plan-Based Awards in Fiscal 2006

The following table provides additional detail regarding option awards granted to our named executive officers during fiscal 2006. Our named executive officers did not receive any grants of Non-Equity Incentive Plan Awards, Equity Incentive Plan Awards or Stock Awards in fiscal 2006.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Share) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael P. Moran	6/28/06	—	—	—	—	—	—	—	50,000	8.11	214,500
James G. Spencer	6/28/06	—	—	—	—	—	—	—	50,000	8.11	214,500
Robert E. Fleckenstein, R.PH.	6/28/06	—	—	—	—	—	—	—	25,000	8.11	107,250
Anthony D. Luna	6/28/06	—	—	—	—	—	—	—	25,000	8.11	107,250
MikeLynn Salthouse (4)	—	—	—	—	—	—	—	—	—	—	—

(1)
Reflects options granted under the Company’s Amended and Restated 2002 Stock Incentive Plan. The option awards vest 20% per year beginning on the first anniversary of the date of grant and expire ten years from the date of the grant.

(2)	The option exercise price is equal to the closing price of the Company’s common stock as reported by NASDAQ on the date of the grant.

(3)
Reflects the grant date fair value of the options determined in accordance with SFAS 123R. Please refer to Note 2 in our Form 10-K filed with the SEC on March 16, 2007, for a summary of the assumptions used in the Black-Scholes model to calculate the grant date fair value of the option awards.

(4)	Ms. Salthouse did not receive any grants in 2006.

Employment Agreements

On October 4, 2006, we entered into employment agreements, effective as of October 1, 2006, with each of Michael P. Moran, our Chairman, Chief Executive Officer and President, and James G. Spencer, our former Chief Financial Officer. Mr. Spencer was Chief Financial Officer of the Company throughout 2006. Accordingly, we have included a full description of his employment agreement in this Proxy Statement. However, Mr. Spencer resigned from the Company on July 20, 2007, and his employment agreement was terminated on that date.

Mr. Moran’s annual base salary under the employment agreement is $350,000 and Mr. Spencer’s annual base salary was $290,000, subject in each case, to increases from time to time in the sole discretion of the Committee. In addition, the employment agreements provide that Messrs. Moran and Spencer are eligible for annual performance bonuses, commencing with fiscal 2006, as determined by the board of directors or the Committee. The agreements also provide that the bonus for any year cannot exceed 40% of the executive’s base salary for such year. Messrs. Moran and Spencer are also entitled to participate in any employee benefit plans that we may from time to time have in effect for all or most of our senior executives. We also agreed to provide Messrs. Moran and Spencer with an automobile allowance of $800 per month.

In addition, Mr. Spencer was entitled to reimbursement of travel and living expenses incurred by him in commuting from his residence in Maryland to Melville, New York or any other location where our offices moved. We further agreed that if at any time reimbursement for such expenses was characterized by the IRS as compensation to Mr. Spencer, we would pay him an additional amount equal to the tax paid by Mr. Spencer on such reimbursement, so that the amount retained by Mr. Spencer after payment of taxes on such reimbursement equaled the tax imposed on the reimbursement. Furthermore, if Mr. Spencer had relocated his residence at any time, he would have been reimbursed for such relocation expenses.

The employment agreements with Messrs. Moran and Spencer provide for an initial term of one year with automatic renewals for successive one-year periods unless notice of non-renewal is provided in writing by either party at least 90 days before the end of the then-current term. The employment agreements may also be earlier terminated by us with or without Cause (as defined in the employment agreements), by the executive with or without Good Reason (as defined in the employment agreements which includes, among other triggers, the occurrence of a Change in Control), or upon the executive’s death or disability. Upon a termination by us for Cause, by the executive without Good Reason or upon a notice of non-renewal by the executive, the executive is entitled to received accrued but unpaid salary through the termination date, cash in lieu of any accrued but unused vacation through the termination date and any benefits accrued or payable to the executive under our benefit plans, which we refer to collectively as the Accrued Benefits. Upon a termination of employment by the executive for Good Reason or by us without Cause, or upon a notice of non-renewal by us, the executive is entitled to receive certain termination benefits in addition to Accrued Benefits, including continuation of his then-current salary through the expiration of the then-current term, a lump sum payment equal to the executive’s initial base salary set forth above and, with respect to Mr. Spencer, accelerated vesting of all options if Mr. Spencer had terminated his agreement upon a Change in Control. The terms of Messrs. Moran’s and Spencer’s post-employment compensation and benefits are described in further detail below under the heading, “Potential Payments Upon Termination or Change of Control”.

Pursuant to the employment agreements, Messrs. Moran and Spencer are subject to confidentiality provisions and certain non-compete and non-solicitation obligations during the term of their employment with the Company and for a one-year period following termination of employment. Notwithstanding the foregoing, if the employment agreement is terminated by us without Cause, by the executive for Good Reason or upon a notice of non-renewal by us with respect to Mr. Spencer, the executive will no longer be bound by a restriction preventing him from directly or indirectly engaging, participating, assisting or investing in any competing business.

Outstanding Equity Awards at Fiscal 2006 Year End

The following table presents information on outstanding option awards held by our named executive officers as of December 31, 2006, including the number of securities underlying both exercisable and unexercisable portions of unexercised stock options, as well as the exercise price and expiration date of each outstanding option grant. Our named executive officers do not hold any outstanding stock awards.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael P. Moran	305,000 100,000 50,000 —	— — — 50,000 (1)	—	0.175 1.000 3.500 8.110	02/01/09 01/11/10 07/01/12 06/28/16	—	—	—	—
James G. Spencer	56,250 —	31,250 (2) 50,000 (1)	—	6.00 8.11	5/18/14 6/28/16	—	—	—	—
Robert E. Fleckenstein, R.Ph.	12,500 —	25,000 (3) 25,000 (1)	—	6.00 8.11	05/18/14 06/28/16	—	—	—	—
Anthony D. Luna	6,250 —	12,500 (3) 25,000 (1)	—	6.25 8.11	11/03/14 06/28/16	—	—	—	—
Mikelynn Salthouse (4)	—	—	—	—	—	—	—	—	—

(1)	The option awards vest 20% per year beginning on the first anniversary of the date of the grant.

(2)	The option award immediately vested as to 25% of the shares on the date of the grant and thereafter vests 25% per year beginning on the first anniversary of the date of the grant.

(3)	The option awards vest 25% per year beginning on the first anniversary of the date of the grant.

(4)	Ms. Salthouse forfeited any option awards that remained vested and outstanding on October 31, 2006.

Option Exercises and Stock Vested in Fiscal 2006

The following table sets forth certain information regarding options exercised in fiscal 2006 by our named executive officers. Our named executive officers do not hold any stock awards.

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael P. Moran (3)	195,000	2,467,725	—	—
James G. Spencer (4)	37,500	256,125	—	—
Robert E. Fleckenstein, R.Ph. (5)	12,500	85,375	—	—
Anthony D. Luna (6)	6,250	41,125	—	—
Mikelynn Salthouse (7)	34,500	321,885	—	—

(1)
Each of our named executive officers participated with certain other selling stockholders in the Company’s secondary public offering in January 2006. Please refer to Note 8 in our Form 10-K filed with the SEC on March 16, 2007 for details regarding the terms of the secondary offering.

(2)	The value realized on exercise includes the underwriter’s discount and commissions of $0.71 per share, which must be deducted in order to reflect the net proceeds actually received by the employee.

(3)	Mr. Moran exercised a portion of his vested options granted in February 1999 with an option exercise price of $0.175 per share.

(4)	Mr. Spencer exercised a portion of his vested options granted in May 2004 with an option exercise price of $6.00.

(5)	Mr. Fleckenstein fully exercised the vested portion of options granted in May 2004 with an option exercise price of $6.00.

(6)	Mr. Luna fully exercised the vested portion of options granted in November 2004 with an option exercise price of $6.25.

(7)	Ms. Salthouse exercised a portion of her vested options granted in July 2002 with an option exercise price of $3.50.

Potential Payments upon Termination or Change in Control

Payments Made Upon Termination in General. Regardless of the manner in which any named executive officer’s employment terminates, he or she may be entitled to receive amounts earned during the term of employment. Such amounts include:

•	Accrued but unpaid salary;

•	Cash in lieu of any accrued but unused vacation;

•	A 90-day option to exercise any vested portion of shares granted under our stock-based compensation program; and

•	Any benefits accrued or payable to the executive under our benefit plans (in accordance with the terms of such benefit plans).

We refer to these collectively as the Accrued Benefits.

Payments Made Upon Death or Disability. In the event of the death or disability of a named executive officer, the named executive officer will also receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Payment Provisions under Employment Agreement with Michael P. Moran and James G. Spencer. We have entered an employment agreement with our CEO, Mr. Moran. We also had an employment agreement with Mr. Spencer, our former Chief Financial Officer throughout 2006. Accordingly, we have included a full description of his employment agreement in this proxy statement. However, Mr. Spencer resigned from the Company on July 20, 2007, and as described below, his employment agreement was terminated on that date.

Pursuant to these agreements, other payments or benefits may be made upon termination, as outlined below:

Termination by Allion for Cause, by the Executive without Good Reason, Death, or Notice of Non-renewal by the Executive. If we terminate the executive’s employment for Cause, if the executive terminates his employment without Good Reason, or if the executive provides us with notice of non-renewal, the executive is entitled to the Accrued Benefits.

Upon payment or provision of the Accrued Benefits, we have no further obligations to the executive under the employment agreement.

Termination by the Executive for Good Reason, by Allion Without Cause, or Notice of Non-renewal by Allion. If the executive terminates his employment with us for Good Reason or if we terminate the executive’s employment without Cause, or if we terminate the executive’s employment by reason of having delivered a notice of non-renewal, the executive is entitled to:

•	The Accrued Benefits;

•
Continuation of salary, at the rate in effect on the termination date through the expiration of the then-current term, payable according to our normal payroll policies for senior executives, which we refer to as Salary Continuation;

•
An amount equal to the initial annual salary at the time of the employment agreement, payable in a lump sum within five business days after the termination date, which we refer to as Lump Sum Severance Payment;

•
Continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq., commonly known as COBRA, with the cost of the regular premium for such benefits shared in the same relative proportion by us and the executive as in effect on the termination date, provided that the executive’s entitlements under COBRA shall terminate as of the date of commencement of eligibility for health insurance pursuant to other employment or self-employment; and

•
In the case of Mr. Spencer, if he had terminated his employment for Good Reason (as defined in his employment agreement), he would have been eligible for accelerated vesting of all options to purchase shares of common stock of the Company.

After the executive’s right to cost-sharing of COBRA benefits ceases under the employment agreement, the executive will have the right to receive COBRA continuation entirely at the executive’s own cost to the extent that the executive may continue to be entitled to COBRA continuation.

Disability. If the executive is physically or mentally disabled so as to be unable to perform substantially all of the essential functions of the executive’s then-existing position or positions under the employment agreement with or without reasonable accommodation, the board of directors may remove the executive from any responsibilities and/or reassign the executive to another position with the Company for the remainder of the term or during the period of such disability. Notwithstanding any such removal or reassignment, the executive shall continue to be employed by us and continue to receive his salary (less any disability pay or sick pay benefits to which the executive may be entitled under the Company’s plans and policies) and other compensation and benefits pursuant to the employment agreement (except to the extent that the executive may be ineligible for one or more such benefits under applicable plan terms) until the earlier of (i) the date that is six months after the onset of the disability and (ii) the termination of the then-current term, at which time the employment agreement will terminate and the executive will be entitled only to the Accrued Benefits.

Termination Following a Change in Control. In the event the executive resigns for any reason within 30 days following a change in control of the Company, the executive will be entitled to the payments outlined above under “Termination by the Executive for Good Reason, by Allion Without Cause, or Notice of Non-renewal by Allion”.

“Change in Control” shall mean the occurrence of one or more of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than us, any trustee or other fiduciary holding securities under an employee benefit plan of ours, or any corporation owned, directly or indirectly, by our stockholders, in substantially the same proportions as their ownership of our stock), directly or indirectly, of our securities, representing fifty percent (50%) or more of the combined voting power of our then-outstanding securities; or

(ii) Persons who, as of the effective date of the employment agreement, constituted the board of directors, or the Incumbent Board, cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the board of directors, provided that any person becoming a director subsequent to the effective date whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of a change in control, be considered a member of the Incumbent Board; or

 (iii) Our stockholders approve a merger or consolidation with any other corporation or other entity, other than (1) a merger or consolidation that would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” acquires more than fifty percent (50%) of the combined voting power of our then-outstanding securities; or

 (iv) Our stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by us of all or substantially all of our assets.

Potential Payments upon Termination or Change in Control. The tables below reflect the estimated amount of compensation and benefits payable to each of our named executive officers in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of December 31, 2006. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Michael P. Moran

Executive Benefit and Payments upon Termination	Termination by the Employer for Cause, by the Executive without Good Reason, Death, or notice of non-renewal by the Executive on December 31, 2006 ($)	Death on December 31, 2006 ($)	Termination by the Executive for Good Reason (including a Change of Control), by the Employer Without Cause, or by notice of nonrenewal by the Employer on December 31, 2006 ($)	Disability on December 31, 2006 ($)
Accrued Benefits (1)	35,895	385,895	35,895	35,895
Salary to expiration of Term	—	—	291,667	291,667
Lump Sum Payment	—	—	350,000	—
Shared COBRA premiums (2)	—	—	7,953	—
Exercise of vested options (3)	2,929,425	2,929,425	2,929,425	2,929,425
Total	2,965,320	3,315,320	3,614,940	3,256,987

(1)	We provide life insurance coverage equal to one year’s base salary; therefore, in the case of death, Mr. Moran would have received a death benefit of $350,000.

(2)
Reflects the lump sum present value of the maximum monthly premiums paid by Allion. If Mr. Moran became employed by another company prior to the end of the term of the employment agreement, this benefit would terminate.

(3)
Assumes that all of the vested options disclosed in the “Outstanding Equity Awards at Fiscal 2006 Year End” table were exercised on December 31, 2006 at the closing price of the Company’s common stock on December 29, 2009, which was $7.16.

James G. Spencer

Executive Benefit and Payments upon Termination	Termination by the Employer for Cause, by the Executive without Good Reason, or notice of non-renewal by the Executive on December 31, 2006 ($)	Death on December 31, 2006 ($)	Termination by the Executive for Good Reason (excluding a Change of Control), by the Employer Without Cause, or by notice of nonrenewal by the Employer on December 31, 2006 ($)	Termination by the Executive for Good Reason in the event of a Change of Control on December 31, 2006 ($)	Disability on December 31, 2006 ($)
Accrued Benefits (1)	24,724	314,724	24,724	24,724	24,724
Salary to expiration of Term	—	—	241,667	241,667	241,667
Lump Sum Payment	—	—	290,000	290,000	—
Shared COBRA premiums (2)	—	—	7,953	7,953	—
Exercise of vested options (3)	65,250	65,250	65,250 (4)	166,750 (4)	65,250
Total	89,974	379,974	629,594 (4)	731,094 (4)	331,641

(1)	We provide life insurance coverage equal to one year’s base salary; therefore, in the case of death, Mr. Spencer would have received a death benefit of $290,000.

(2)
Reflects the lump sum present value of the maximum monthly premiums paid by Allion. If Mr. Spencer became employed by another company prior to the end of the term of the employment agreement, this benefit would terminate.

(3)
Assumes that all of the vested options disclosed in the “Outstanding Equity Awards at Fiscal 2006 Year End” table were exercised on December 31, 2006 at the closing price of the Company’s common stock on December 29, 2006, which was $7.16.

(4)
Assuming a change in control, Mr. Spencer would have immediately vested all of the remaining options disclosed as un-exercisable in the “Outstanding Equity Awards at Fiscal 2006 Year End” table above. In that case, the value of vested options, exercised at a price of $7.16, would be $166,750, which does not include any vested options where the option exercise price was out of the money at December 31, 2006. Termination upon a change of control as of December 31, 2006 would have resulted in a total payment of $731,094.

    As discussed above, Mr. Spencer resigned his position with the Company effective as of July 20, 2007. On such date, his employment agreement was terminated and Mr. Spencer received payment of the Accrued Benefits following his last day of employment. Mr. Spencer entered into a consulting arrangement with the Company pursuant to which he agreed to provide limited consulting services for the Company in fiscal 2007.

Robert E. Fleckenstein

We did not have an employment agreement with Mr. Fleckenstein as of December 31, 2006. The following table shows the potential payments he would receive upon Mr. Fleckenstein’s termination of employment for any reason or upon his death.

Executive Benefit and Payments upon Termination	Termination for any Reason other than Death on December 31, 2006 ($)	Death on December 31, 2006 ($)
Accrued Benefits (1)	18,501	148,501
Exercise of vested options (2)	14,500	14,500
Total	33,001	163,001

(1)	We provide life insurance coverage equal to one year’s base salary; therefore, in the case of death, Mr. Fleckenstein would have received a death benefit of $130,000.

(2)
Assumes that all of the vested options disclosed in the “Outstanding Equity Awards at Fiscal 2006 Year End” table were exercised on December 31, 2006 at the closing price of the Company’s common stock on December 29, 2006, which was $7.16.

Anthony D. Luna

We did not have an employment agreement with Mr. Luna as of December 31, 2006. The following table shows the potential payments Mr. Luna would receive upon termination of employment for any reason or upon his death.

Executive Benefit and Payments upon Termination	Termination for any Reason other than Death on December 31, 2006 ($)	Death on December 31, 2006 ($)
Accrued Benefits (1)	17,391	192,391
Exercise of vested options (2)	5,688	5,688
Total	23,079	198,079

(1)	We provide life insurance coverage equal to one year’s base salary; therefore, in the case of death, Mr. Luna would receive a death benefit of $175,000.

(2)
Assumes that all of the vested options disclosed in the “Outstanding Equity Awards at Fiscal 2006 Year End” table were exercised on December 31, 2006 at the closing price of the Company’s common stock on December 29, 2006, which was $7.16.

Mikelynn Salthouse

Ms. Salthouse resigned her position with the Company effective as of July 31, 2006. Ms. Salthouse received payment of the Accrued Benefits following her last day of employment. Ms. Salthouse received Accrued Benefits of $1,347 upon termination of her employment.

Director Compensation

Name	Option Awards ($) (1)(2)	Total ($)
John W. Colloton (3)	9,137	9,137
Gary P. Carpenter (4)	—	—
Russell J. Fichera (4)	—	—
John Pappajohn (5)	—	—
Derace Schaffer, M.D.(6)	—	—
Harvey Z. Werblowsky (7)	13,706	13,706

(1)
Reflects the amount recognized by the Company in fiscal 2006 for financial statement accounting purposes for all outstanding options held by our non-employee directors and includes cost recognized from options granted in prior fiscal years. The fair value of these awards and the amounts expensed in 2006 were determined in accordance with SFAS 123R. Please refer to Note 2 in our Form 10-K filed with the SEC on March 16, 2007 for a summary of the assumptions used in the Black-Scholes model to calculate the fair value of the option awards.

(2)	The non-employee directors do not hold any stock awards.
(3)
Mr. Colloton resigned from the board of directors effective December 13, 2006 following the 2006 Annual Meeting of Stockholders where his replacement was duly elected and qualified. The aggregate number of option awards outstanding for Mr. Colloton as of the end of fiscal 2006 was 16,667 shares. These options forfeited as of March 13, 2006.

(4)	Messrs. Carpenter and Fichera have not received any stock option awards for their service as directors.
(5)	The aggregate number of option awards outstanding for Mr. Pappajohn as of the end of fiscal 2006 was 20,000 shares.
(6)	The aggregate number of option awards outstanding for Mr. Schaffer as of the end of fiscal 2006 was 120,000 shares.
(7)	The aggregate number of option awards outstanding for Mr. Werblowsky as of the end of fiscal 2006 was 25,000 shares.

None of our directors received any cash or equity compensation for their services performed during fiscal 2006. We did not have a formal policy regarding compensation of our directors in fiscal 2006.

Historically, our non-employee directors were granted options to purchase 50,000 shares of common stock pursuant to our 1998 Stock Option Plan and 2002 Stock Incentive Plan as compensation for their initial term serving on our board of directors; however, neither of Messrs. Fichera or Carpenter has been granted any options. The options previously granted to our non-employee directors have an exercise price ranging from $2.00 to $6.00 per share, approximating the fair market value as of the date of grant, and vest monthly in equal amounts over either a two- or three-year period beginning one month following the date such option was granted, and cease vesting when a director ceases to serve on our board of directors. In 2004, we also granted our non-employee directors options to purchase 20,000 shares of common stock pursuant to our 1998 Stock Option Plan and our 2002 Stock Incentive Plan upon the director’s re-election. These options have an exercise price approximating the fair market value as of the date of grant and vested monthly in equal amounts over a one-year period. Our non-employee directors have not received any other compensation for their service as directors. We reimburse all of our directors for expenses incurred in connection with attending meetings.

Directors who are employees or affiliates of Allion have not received any compensation for their services as a director, other than Mr. Pappajohn, who may be deemed an affiliate. Mr. Moran has not been compensated for his services as a director.

On May 7, 2007, the board of directors approved a compensation program for our non-employee directors for the fiscal year ended December 31, 2007, comprised of the following: $1,500 for each regular board meeting attended in person; $750 for each regular board meeting attended by telephone; $2,500 annual retainer for the chairperson of the audit committee and the chairperson of the compensation committee; and $1,000 for each specially called meeting of the board of directors attended in person or $500 for attending by telephone.

Compensation Committee Report

As of the date of filing of this Proxy Statement, the Compensation Committee consists of Harvey Z. Werblowsky, Derace Schaffer, M.D. and Gary P. Carpenter.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the CD&A be included in this Proxy Statement for the 2007 Annual Meeting of Stockholders for filing with the SEC.

By the Compensation Committee of the Board of Directors:

Harvey Z. Werblowsky, Chairperson
Derace Schaffer, M.D.
Gary P. Carpenter

The foregoing Report of the Compensation Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this Report of the Compensation Committee by reference in any of those filings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Guarantee of Loan

In January 2000, we issued warrants to purchase 375,000 shares of common stock to John Pappajohn, one of our directors, as consideration for his guarantee of our $1.5 million credit facility with West Bank. These warrants are exercisable at a price of $1.00 per share. In October 2003, we issued a warrant to purchase 125,000 shares of common stock, with an exercise price of $5.00 per share, to Mr. Pappajohn in connection with an equity raise of capital. In March 2005, when West Bank agreed to extend the maturity of its loan until September 2005, Mr. Pappajohn agreed to keep his guaranty in place through September 2005. As consideration for continuing his guaranty, in April 2005 we issued to Mr. Pappajohn warrants to purchase 100,000 shares of common stock exercisable at a price of $13.00 per share. There were no transactions with related persons in fiscal 2006.

Related Person Transaction Policy

Our board of directors has adopted the Allion Healthcare, Inc. Statement of Policy with respect to Related Person Transactions, which sets forth in writing the policies and procedures for the review, approval or ratification of any transaction (or any series of similar transactions) in which we, including any of our subsidiaries, were, are or will be a participant, in which the amount involved exceeds $5,000, and in which any related person had, has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is:

•	Any person who is, or at any time since the beginning of our last fiscal year was, our executive officer or director or a nominee to become one of our directors;

•	Any shareholder beneficially owning in excess of 5% of our outstanding common stock;

•	Any immediate family member of any of the foregoing persons; or

•
Any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Other than a transaction involving compensation that is approved by our compensation committee, we will only consummate or continue a related person transaction if it has been approved or ratified by our audit committee in accordance with the guidelines set forth in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with unrelated third parties.

Our board of directors has determined that the audit committee is best suited to review and approve related person transactions. Prior to the consummation or material amendment of a related person transaction, our audit committee reviews the transaction and considers all relevant facts and circumstances, including, but not limited to:

• The benefits to us from the transaction;

• The impact on a director’s independence, if applicable;

• The availability of other sources for comparable products or services;

• The terms of the transaction; and

• The terms available to unrelated third parties or employees generally.

The audit committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of our company and our stockholders. If a related person transaction is ongoing or completed and was not previously approved, it is promptly submitted to our audit committee for review and consideration. Based on the conclusions reached, our audit committee evaluates all options, including, but not limited to, ratification, amendment, rescission or termination of the related person transaction.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors, upon the recommendation of the audit committee, has appointed BDO Seidman as our independent registered public accounting firm for work performed in 2007 and 2008. BDO Seidman had audited our financial statements since fiscal 2003. The board believes that BDO Seidman’s experience with and knowledge of Allion is important and would like to continue that relationship.

In making the recommendation for BDO Seidman to continue as Allion’s independent registered public accounting firm for work performed in 2007 and 2008, the audit committee reviewed past audit results performed during fiscal 2006 and proposed audit services to be performed during 2007 and 2008. In selecting BDO Seidman, the audit committee and the board of directors carefully considered BDO Seidman’s independence. BDO Seidman has advised Allion that the firm does not have, and has never had, any direct or indirect financial interest in Allion or any of its subsidiaries, other than as a provider of auditing and accounting services. BDO Seidman has never performed any work except audit and tax services for us since it became our independent registered public accounting firm.

BDO Seidman has confirmed to Allion that it is in compliance with all rules, standards and policies of the Public Company Accounting Oversight Board and the SEC governing auditor independence. A representative of BDO Seidman is expected to attend the Annual Meeting. The BDO Seidman representative will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from stockholders.

In the event the stockholders fail to ratify the appointment of BDO Seidman, the audit committee will reconsider BDO Seidman’s appointment. Even if the selection of BDO Seidman as our independent registered public accounting firm for work performed in 2007 and 2008 is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it or the board of directors determines that such a change would be in the Company’s and our stockholders’ best interests.

The affirmative vote of a majority of the votes cast is necessary for approval of the ratification of BDO Seidman. On this matter, abstentions will not affect the outcome. Because the ratification of the independent registered public accounting firm is a discretionary matter, there will be no broker non-votes associated with this matter.

The board of directors unanimously recommends that our stockholders vote “FOR” ratification of the appointment of BDO Seidman as our independent registered public accounting firm for work performed in 2007 and 2008.

AUDIT AND RELATED FEES

General

The audit committee considered whether the services rendered by BDO Seidman, except for services rendered in connection with its audit of Allion’s annual financial statements and review of the quarterly financial statements, are compatible with maintaining BDO Seidman’s independence. The board of directors has ratified and affirmed the audit committee’s appointment of BDO Seidman to serve as our independent registered public accounting firm for work performed in 2007 and 2008. Representatives of BDO Seidman are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The aggregate fees billed for professional services rendered for Allion by BDO Seidman, LLP for the years ended December 31, 2006 and 2005 were:

	2006	2005
Audit Fees	$804,155	$592,462
Audit related fees	59,146	47,719
Tax Fees	6,728	20,000
Total Fees	$870,029	$660,181

Audit Fees. BDO Seidman billed us $804,155 for fiscal year 2006 and $592,462 for fiscal year 2005 for professional services rendered in connection with the following:

•	Audit of annual financial statements.

•	Reviews of quarterly financial statements.

•	Review of S-1 registration statements associated with our initial public offering, or IPO, and secondary offering.

•	Review of accounting issues related to the SEC inquiry and SEC comment letters.

•	Audit of our internal control over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit fees include non-recurring expenses associated with our IPO and secondary offering of $354,299 and $77,565 in 2005 and 2006, respectively.  Audit fees also include non-recurring expenses of $155,656 in 2006 for accounting fees that were primarily related to accounting issues related to the inquiry by the SEC and the SEC comment letters and the associated restatement and filing of Forms 10-K/A and Forms 10-Q/A.  Excluding these non-recurring expenses, the adjusted audit fees would have been $238,163 for 2005 and $570,934 for 2006. The increase in adjusted audit fees between 2005 and 2006 is related to the additional costs associated with accounting fees related to the internal control over financial reporting attestation report required by all public companies under Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. BDO Seidman billed us $59,146 for fiscal year 2006 and $47,719 for fiscal year 2005 for professional services rendered in connection with audit-related services. The aggregate audit-related fees billed during the fiscal years ended December 31, 2006 and 2005 were primarily related to acquisition audits and reviews of filings on Form 8-K/A.

Tax Fees. BDO Seidman billed us $6,728 for fiscal year 2006 and $20,000 for fiscal year 2005 for professional services rendered in connection with tax fees. The aggregate tax fees billed during the fiscal year ended December 31, 2006 were primarily related to corporate tax returns and compensation issues associated with our acquisition of Specialty Pharmacies, Inc. in 2005. The aggregate tax fees billed during the fiscal year ended December 31, 2005 were primarily related to the review of our net operating losses from previous years.

All Other Fees. No other professional services were rendered or fees were billed by BDO Seidman for the fiscal years ended December 31, 2006 and 2005.

Audit Committee Pre-Approval Policy

As required by Section 10A(i)(1) of the Exchange Act, all non-audit services to be performed by BDO Seidman must be approved in advance by the audit committee, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to BDO Seidman that are subsequently ratified by the audit committee.

The audit committee approves all audit engagement fees and all other significant compensation to be paid to our independent accountant and the terms of the engagement. The audit committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by BDO Seidman are submitted to the audit committee.

None of the hours expended on the audit engagement of BDO Seidman were attributable to persons other than full-time permanent employees of BDO Seidman.

AUDIT COMMITTEE REPORT

The role of the audit committee is to assist the board of directors in its oversight of Allion’s accounting and financial reporting processes and the audits of Allion’s financial statements, in accordance with the audit committee charter. Allion management is responsible for the preparation, presentation and integrity of Allion’s financial statements, accounting and financial reporting principles, and internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing the Company’s financial statements in accordance with generally accepted auditing standards and expressing an opinion as to their conformity with the standards of the Public Company Accounting Oversight Board. In this context, the audit committee’s responsibilities are to oversee and monitor (i) our accounting and financial reporting processes, (ii) the integrity and audits of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) qualifications and independence of our independent registered public accounting firm, and (v) the performance of our independent registered public accounting firm. The audit committee meets periodically with our independent registered public accounting firm and internal auditors to discuss the results of their explanations, the overall quality of our financial reporting and their evaluation of our internal control over financial reporting, as well as our critical accounting policies and practices and alternative treatments of financial information. You should refer to the audit committee charter for a more detailed explanation of the audit committee’s specific functions, responsibilities and procedures.

The audit committee is also responsible for the appointment, compensation and oversight of the work of the independent accountants. As part of this responsibility, the audit committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm to ensure that the provision of these services does not impair the auditor’s independence.

In the performance of the audit committee’s oversight function, the audit committee has reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2006, with management. This review included a discussion of the quality and acceptability of Allion’s financial reporting and controls. Allion’s management has the primary responsibility for the financial statements and reporting process, including our system of internal control over financial reporting. The audit committee relies without independent verification on the information provided to it and on such representations made by management.

The audit committee has discussed with BDO Seidman the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, or SAS 61, as amended by Statement on Auditing Standards No. 89, or SAS 89, and Statement on Auditing Standards No. 90. SAS 61, as amended by SAS 89 and SAS 90, requires Allion’s independent accountants to provide the audit committee with additional information regarding the scope and results of their audit of Allion’s financial statements, including information with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit. The audit committee has received the written disclosures from BDO Seidman required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, which provides that the independent accountants must discuss their independence with the audit committee and disclose in writing to the audit committee all relationships between the accountants and the company which, in the accountants’ judgment, reasonably may be thought to bear on their independence. The audit committee has discussed with BDO Seidman its independence and has determined that because there were no non-audit services performed by BDO Seidman for Allion, the accountants’ independence has been maintained.

Based upon the reports and discussions described in this report, the audit committee recommended to the board of directors that the audited financial statements be included in Allion’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC. The audit committee has also selected and recommended to stockholders the ratification of the reappointment of BDO Seidman as the independent registered public accounting firm to audit Allion’s consolidated financial statements in 2007 and 2008.

As specified in the audit committee charter, it is not the duty of the audit committee to plan or conduct audits or to determine that Allion's financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and Allion's independent accountants. In giving its recommendation to the board of directors, the audit committee has relied without independent verification on management's representation that such financial statements have been prepared with integrity and objectivity and BDO Seidman’s representations that they have been audited, and are in conformity with generally accepted accounting principals. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting processes or appropriate internal controls and procedures designed to assure compliance with the accounting standards and applicable laws and regulations. Neither do the audit committee’s reviews and discussions referred to above assure that the audit of Allion’s financial statements has been conducted in accordance with generally accepted auditing standards, that Allion’s audited consolidated financial statements are presented in accordance with generally accepted accounting principles, or that BDO Seidman is in fact independent.

This audit committee report shall not be deemed "soliciting material," to be "filed" with the SEC, subject to Regulation 14A or 14C or to the liabilities Section 18 of the Exchange Act, except to the extent we specifically request that the information be treated as soliciting material. This report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this Proxy Statement, unless this report is specifically incorporated by reference.

November 5, 2007
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Russell J. Fichera, Chairperson
Gary P. Carpenter
Derace Schaffer, M.D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of October 30, 2007, as to:

•  Each of our current directors and named executive officers individually;

•  All our directors and executive officers as a group; and

•  Each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock.

For the purposes of calculating percentage ownership as of October 30, 2007, 16,203,666 shares of common stock were issued and outstanding. We have determined beneficial ownership in accordance with the rules of the SEC. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information which we considered to be accurate and complete.   Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information furnished by these owners, have sole voting power and investment power with respect to these shares, subject to applicable community property laws. Except as otherwise noted below, the address of the particular stockholder named in the following table is c/o Allion Healthcare, Inc., 1660 Walt Whitman Road, Suite 105, Melville, New York 11747.
	Shares Beneficially Owned
Name	Number	Percentage
Directors and Named Executive Officers:
John Pappajohn (1)	867,500	5.2%
Michael P. Moran (2)	465,000	2.8%
Derace Schaffer, M.D. (3)	120,000	*
James G. Spencer (4)	97,500	*
Robert E. Fleckenstein (5)	30,000	*
Harvey Z. Werblowsky (6)	25,000	*
Anthony D. Luna (7)	17,500	*
Stephen A. Maggio (8)	9,500	*
Russell J. Fichera	—	—
Gary P. Carpenter	—	—
All current directors and named executive officers (9 persons) (9)	1,632,000	9.4%

5% Stockholders:
Bonanza Capital, Ltd. et al. (10)	1,396,000	8.6%
HealthInvest Partners AB et al. (11)	1,376,130	8.5%
Royce & Associates, LLC (12)	1,311,900	8.1%
Kennedy Capital Management, Inc.(13)	1,207,671	7.0%
Discovery Group (14)	1,074,000	6.6%
Gruber & McBaine Capital Management LLC (15)	1,058,225	6.5%
Cortina Asset Management, LLC (16)	856,920	5.3%
WS Capital, L.L.C. (17)	818,200	5.0%

(1)
Includes 20,000 shares of common stock issuable upon the exercise of options and 442,500 shares of common stock issuable upon the exercise of warrants currently exercisable or exercisable within 60 days of October 30, 2007.

(2)	Includes 465,000 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of October 30, 2007.

(3)	Includes 120,000 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of October 30, 2007.

(4)
Mr. Spencer resigned from Allion effective July 20, 2007 and is no longer an executive officer of the Company. The common stock held by Mr. Spencer includes 97,500 shares of common stock issuable upon the exercise of options, which may only be exercised through March 30, 2008.

(5)	Includes 30,000 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of October 30, 2007.

(6)	Includes 25,000 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of October 30, 2007.

(7)	Includes 17,500 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of October 30, 2007.

(8)	Includes 9,500 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of October 30, 2007.

(9)
Includes 784,500 shares of common stock issuable upon the exercise of options and 442,500 shares of common stock issuable upon the exercise of warrants currently exercisable or exercisable within 60 days of October 30, 2007.

(10)
The number of shares reported and the information included in this footnote were derived from a Schedule 13G filed jointly on August 18, 2006 by Bonanza Capital, Ltd. (“Bonanza Capital”) and Bonanza Master Fund, Ltd. (“Bonanza Master Fund”). According to the Schedule 13G, each of Bonanza Capital and Bonanza Master Fund beneficially owns 1,396,000 shares of Allion common stock, with shared voting power and shared dispositive power over all such shares. Each of Bonanza Capital and Bonanza Master Fund disclaim beneficial ownership in the reported shares except to the extent of their pecuniary interest therein. The address for Bonanza Capital and Bonanza Master Fund is 300 Crescent Court, Suite 250, Dallas, Texas 75201.

(11)
The number of shares reported and the information included in this footnote were derived from an amended Schedule 13G filed jointly on February 12, 2007 by HealthInvest Global Long/Short Fund (“HealthInvest Global”) and Healthinvest Partners AB (“Healthinvest Partners”). According to the Schedule 13G, each of HealthInvest Global and Healthinvest Partners beneficially owns 1,376,130 shares of Allion common stock. According to the Schedule 13G, Healthinvest Partners has sole voting power and role dispositive power over all such shares and HealthInvest Global has shared voting power and shared dispositive power over all such shares. Healthinvest Partners is the investment advisor and control person of HealthInvest Global, a holder of Allion’s securities. The address for HealthInvest Global and Healthinvest Partners is Arsenalsgatan 4, SE-111 47 Stockholm, Sweden.

(12)
The number of shares reported and the information included in this footnote were derived from a Schedule 13G filed on January 17, 2007 by Royce & Associates, LLC (“Royce”). According to the Schedule 13G, Royce has sole voting power and sole dispositive power over the 1,311,900 shares of Allion common stock. The address for Royce is 1414 Avenue of the Americas, New York, NY 10019.

(13)
The number of shares reported and the information included in this footnote were derived from a Schedule 13G filed on February 13, 2007 by Kennedy Capital Management, Inc. (“Kennedy”). According to the Schedule 13G, Kennedy has sole voting power with respect to 1,188,221 shares and sole dispositive power over 1,207,671 shares of Allion common stock. The address for Kennedy is 10829 Olive Blvd., St. Louis, MO 63141.

(14)
The number of shares reported and the information included in this footnote were derived from an amended Schedule 13G filed jointly on August 9, 2007 by Discovery Group I, LLC (“Discovery Group”), Discovery Equity Partners, L.P. (“Discovery Partners”), Daniel J. Donoghue, and Michael R. Murphy. According to the Schedule 13G, each of Discovery, Mr. Donoghue and Mr. Murphy beneficially owns 1,074,000 shares, with shared voting power and shared dispositive power over all such shares, and Discovery Partners beneficially owns and shares voting and dispositive power of 912,819. According to the Schedule 13G, Discovery Group has reported shares acquired on behalf of discretionary clients of Discovery Group, including Discovery Partners, and such discretionary clients have the right to receive all dividends, and proceeds from the sale of, such shares. Except for Discovery Partners, none of these discretionary clients of Discovery Group has an economic interest in more than 5% of Allion common stock. According to the Schedule 13G, Discovery Group is the General Partner of Discovery Partners and Messrs. Donoghue and Murphy are the managing members of Discovery Group. The address for each of the reporting persons is 191 North Wacker Drive, Suite 1685, Chicago, IL 60606.

(15)
The number of shares reported and the information included in this footnote were derived from a Schedule 13G filed jointly on January 25, 2007 by Gruber & McBaine Capital Management, LLC (“GMCM”), Jon D. Gruber, J. Patterson McBaine, and Eric Swergold. According to the Schedule 13G, each of GMCM and Mr. Swergold beneficially owns 943,250 shares of Allion common stock, with shared voting power and shared dispositive power over all such shares; Mr. Gruber beneficially owns 1,058,225 shares of Allion common stock, with sole voting power and sole dispositive power over 114,975 shares and shared voting power and shared dispositive power over 943,250 shares; and Mr. McBaine beneficially owns 1,056,675 shares of Allion common stock, with sole voting power and sole dispositive power over 113,425 shares and shared voting power and shared dispositive power over 943,250 shares. According to the Schedule 13G, GMCM is an investment advisor whose clients have the right to receive or the power to direct the receipt of dividends, or the proceeds from the sale of the Allion common stock. No individual client of GMCM holds more than 5% of Allion common stock. According to the Schedule 13G, Messrs. Gruber and McBaine are the managers, controlling persons and portfolio managers of GMCM, and GMCM and Messrs. McBaine and Swergold constitute a group under Rule 13d-5(b). The address for GMCM and Messrs. Gruber, McBaine and Swergold is 50 Osgood Place, Penthouse, San Francisco, CA 94133.

(16)
The number of shares reported and the information included in this footnote were derived from a Schedule 13G filed on February 15, 2007 by Cortina Asset Management, LLC (“Cortina”). According to the Schedule 13G, Cortina has sole voting power with respect to 417,676 shares and sole dispositive power over 856,920 shares of Allion common stock. The address for Cortina is 330 E. Kilbourn Avenue, Suite 850, Milwaukee, WI 53202.

(17)
The number of shares reported and the information included in this footnote were derived from a Schedule 13G filed jointly on January 11, 2007 by WS Capital, L.L.C. (“WS Capital”), WS Capital Management, L.P. (“WSC Management”), WSV Management, L.L.C. (“WSV”), WS Ventures Management, L.P. (“WSVM”), Reid S. Walker, G. Stacy Smith and Patrick P. Walker. According to the Schedule 13G, each of Reid Walker and Stacy Smith beneficially owns 818,200 shares of Allion common stock, with sole voting power and sole dispositive power over all such shares; each of Patrick Walker, WSV and WSVM beneficially owns 718,200 shares of Allion common stock, with sole voting power and sole dispositive power over all such shares; and each of WS Capital and WSC Management beneficially owns 100,000 shares of Allion common stock, with sole voting power and sole dispositive power over all such shares. According to the Schedule 13G, WS Capital is the general partner of WSC Management, which is an investment advisor with beneficial ownership over the securities held by its clients. According to the Schedule 13G, Reid Walker and Stacy Smith are the sole principals of WS Capital and therefore exercise investment discretion and control over the securities held by WSC Management’s clients. According to the Schedule 13G, WSV is an investment advisor and the general partner of WSVM and has beneficial ownership over the securities held by its clients, and Reid Walker, Stacy Smith and Patrick Walker are the sole principals of WSV and therefore exercise investment discretion and control over the securities held by WSV’s clients. WS Capital, WSC Management, WSV, WSVM, Reid Walker, Stacy Smith and Patrick Walker disclaim membership in a group under Section 13(d) of the Securities Exchange Act of 1934. The address for WS Capital, WSC Management, WSV, WSVM, Reid Walker, Stacy Smith and Patrick Walker is 300 Crescent Court, Suite 1111, Dallas, TX 75201.

OTHER MATTERS

Other Matters that May Come Before the Meeting

Other than as described in this Proxy Statement, the board of directors has no knowledge of any other matters that may come before the Annual Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournments thereof, the persons named as proxies will have discretionary authority to vote the shares represented by any validly executed proxy cards received by them in accordance with their best judgment. Such proxies will also have discretionary authority upon matters incident to the conduct of the Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file reports of initial ownership and changes in such ownership with the SEC.

Based solely on a review of the Section 16(a) forms during the 2006 fiscal year and certifications from executive officers and directors that no other reports were required for such persons, we believe that during the 2006 fiscal year our directors and executive officers complied with all Section 16(a) filing requirements on a timely basis, except that Messrs. Fichera and Carpenter failed to timely file a Form 3 upon appointment and/or election to the Board of Directors and Mr. Luna failed to timely file a Form 3 upon becoming an executive officer; such forms were filed on June 30, 2006, January 25, 2007, and March 13, 2007, respectively.

Stockholder Proposals

Our Fourth Amended and Restated Bylaws provide that no business may be brought before an annual meeting except by a stockholder who (a) is entitled to vote at the annual meeting, (b) has delivered to the Secretary within the time limits described in the Bylaws a written notice containing the information specified in the Bylaws, and (c) was a stockholder of record at the time the notice was delivered to the Secretary. For a stockholder proposal to be properly brought before an annual meeting of stockholders, including the nomination of persons for election to our board of directors and for consideration by our nominating and governance committee, notice of such proposal must be received by our Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the proxy statement for the preceding year’s annual meeting. Accordingly, notice of stockholder proposals submitted pursuant to our Bylaws will be considered untimely and not proper for action at the 2008 Annual Meeting if received by us before August 8, 2008 or after September 7, 2008. The proxies for the 2008 Annual Meeting will have discretionary authority to vote on any such matters as to which we did not receive proper, timely notice. For each stockholder proposal to be properly submitted pursuant to our Bylaws, the stockholder must provide us with: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner and (ii) the class and number of shares which are owned beneficially and of record by such stockholder and such beneficial owner.

In addition, any proposal submitted by a stockholder pursuant to Rule 14a-8 of the Exchange Act for inclusion in our proxy materials for presentation at the 2008 Annual Meeting of stockholders must be received by us at our executive offices at 1660 Walt Whitman Road, Suite 105, Melville, New York 11747, Attention: Mr. Stephen A. Maggio, Secretary, on or prior to July 8, 2008.

2006 Annual Report

We filed our annual report on Form 10-K for the fiscal year ended December 31, 2006 with the SEC on March 16, 2007. A copy of our 2006 Annual Report on Form 10-K is included in the proxy materials that were mailed to you. Additional copies of our 2006 Annual Report on Form 10-K may be obtained without charge by writing to: Allion Healthcare, Inc., 1660 Walt Whitman Road, Suite 105, Melville, New York 11747, Attention: Mr. Stephen A. Maggio, Secretary; by accessing by going to the “Investor Relations” section of our website located at www.allionhealthcare.com; or by accessing the SEC’s EDGAR database at www.sec.gov.

Additional Information

We have adopted a process called “householding” for mailing the annual report and Proxy Statement in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the annual report and Proxy Statement, unless we receive contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the annual report and Proxy Statement at the same address, we will provide additional copies to you promptly upon request. If you are a stockholder of record, please contact Stephen A. Maggio, Secretary, Allion Healthcare, Inc., at 1660 Walt Whitman Road, Suite 105, Melville, New York 11747, or at telephone number (631) 547-6520. Eligible stockholders of record receiving multiple copies of the annual report and Proxy Statement can request householding by contacting us in the same manner.

If you are a beneficial owner, you may request additional copies of the annual report and Proxy Statement or you may request householding by contacting your broker, bank or nominee.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

ALLION HEALTHCARE, INC.

ANNUAL MEETING OF STOCKHOLDERS, DECEMBER 4, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ALLION HEALTHCARE, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR
TO ITS EXERCISE

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on December 4, 2007 and the Proxy Statement, and appoints Michael P. Moran and Mary Jane Rafferty, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Allion Healthcare, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the 2007 Annual Meeting of Stockholders to be held at the Hilton Huntington, 598 Broadhollow Road, Melville, New York 11747, on December 4, 2007 at 8:00 a.m., Eastern Standard Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

1. TO ELECT DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS HAVE BEEN ELECTED AND QUALIFIED.				Please mark your votes like this	☒
FOR all nominees listed below (except as marked to the contrary below). ☐	WITHHOLD AUTHORITY to vote for all the nominees listed below ☐	2. TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS ALLION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR WORK PERFORMED IN 2007 AND 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Nominees:
Gary P. Carpenter, Russell J. Fichera, Michael P. Moran, John Pappajohn, Derace Schaffer, M.D., Harvey Z. Werblowsky

TO WITHHOLD AUTHORITY TO VOTE for any nominee or nominees, write the name of such nominee or nominees below:
_____________________________________

This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted FOR the election of the nominees listed above in Proposal 1 and FOR the ratification of the selection of BDO Seidman, LLP as Allion’s independent registered public accounting firm listed above in Proposal 2.

If any other matters properly come before the meeting that are not specifically set forth on the Proxy and in the Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgment.

Label Area 4” x 1 1/2”		☐To change your address please mark this box and indicate new address below. _____________________________________ _____________________________________
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature: _______________________________ Signature (if held jointly): ___________________________ Date:                    , 2007.
Please sign your name exactly as it appears hereon. If acting as an attorney, executor, trustee, or in other representative capacity, sign name and title.